WPS RESOURCES CAPITAL CORPORATION						Exhibit A-3
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2001
(Millions)				Eliminations		Consolidated
	WPSRCC	ESI	PDI	Debit	Credit	Stmt of Income

Nonregulated revenue	8.7	1,575.1	141.5	19.6	-	1,705.7

Nonregulated cost of fuel, gas and purchased power	-	1,541.9	110.2	0.2	10.2	1,642.1
Operating and maintenance expense	0.1	22.8	48.7	-	0.7	70.9
Depreciation and decommissioning	-	0.7	7.4	-	-	8.1
Taxes other than income	-	0.2	0.2	-	-	0.4
Total operating expenses	0.1	1,565.6	166.5	0.2	10.9	1,721.5

Operating income	8.6	9.5	(25.0)	19.8	10.9	(15.8)

Miscellaneous income	-	1.1	2.8	-	-	3.9
Interest expense	-	(0.2)	(10.3)	-	-	(10.5)
Distributions - preferred securities of subsidiary trust	-	-	-	-	-	-
Other income (expense)	-	0.9	(7.5)	-	-	(6.6)

Income before income taxes	8.6	10.4	(32.5)	19.8	10.9	(22.4)
Provision for income taxes	(0.1)	4.0	(34.8)	-		(30.9)
Net income before preferred dividends	8.7	6.4	2.3	19.8	10.9	8.5

Preferred stock dividends of subsidiary	-	-	-	-	-	-
Income available for common shareholders	8.7	6.4	2.3	19.8	10.9	8.5

WPS RESOURCES CAPITAL CORPORATION						Exhibit A-3
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2001
(Millions)				Eliminations		Consolidated
	WPSRCC	ESI	PDI	Debit	Credit	Balance Sheet

ASSETS
Cash and equivalents	0.1	14.6	11.0	-	-	25.7
Restricted funds	-	-	21.3	-	-	21.3
Accounts receivable	-	152.7	6.9	-	1.3	158.3
Accrued unbilled revenues	-	12.6	-	-	-	12.6
Inventories	-	42.2	11.4	-	-	53.6
Assets from risk management activities	-	483.1	-	-	0.7	482.4
Other current assets	-	0.7	7.5	-	-	8.2
Current assets	0.1	705.9	58.1	-	2.0	762.1

Property, plant and equipment, net	-	12.7	163.2	-	-	175.9
Other	155.6	1.5	101.8	-	155.6	103.3
Total assets	155.7	720.1	323.1	0	157.6	1,041.3

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt	-	-	34.6	-	-	34.6
Current portion of long-term debt	-	-	4.1	-	-	4.1
Accounts payable	-	247.5	6.6	1.3	-	252.8
Liabilities from risk management activities	-	435.8	4.5	0.4	-	439.9
Other current liabilities	-	11.8	11.4	-	-	23.2
Current liabilities	-	695.1	61.2	1.7	-	754.6

Long-term debt	-	-	138.9	-	-	138.9
Deferred income taxes	-	(5.8)	(39.9)	0.1	-	(45.8)
Deferred investment tax credits
Other	-	-	38.0	-	-	38.0
Long-term liabilities	-	(5.8)	137.0	0.1	-	131.1

Common stock equity	154.5	44.7	136.8	181.5	-	154.5
Retained earnings	1.2	(14.0)	(11.9)	-	25.8	1.1
Total shareholders' equity	155.7	30.7	124.9	181.5	25.8	155.6

Total liabilities and shareholders' equity	155.7	720.0	323.1	183.3	25.8	1,041.3

WPS RESOURCES CAPITAL CORPORATION						Exhibit A-3
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
AS OF DECEMBER 31, 2001
(Millions)				Eliminations		Consolidated
	WPSRCC	ESI	PDI	Debit	Credit	Stmt of RE

Retained earnings (1/1/01)	(4.7)	(20.3)	(11.5)		31.8	(4.7)
Income available for common shareholders	8.6	6.3	2.3	8.7		8.5
	3.9	(14.0)	(9.2)	8.7	31.8	3.8
Dividends on common stock	-	-	-	-	-	-
Other comprehensive income	2.7	-	2.7	-	2.7	2.7
Retained earnings (12/31/01)	1.2	(14.0)	(11.9)	8.7	34.5	1.1